Exhibit 10.8

CONFIDENTIAL

Execution Copy

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of December 17, 2018 (the Effective Date”), by and between Dermavant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“DSG”) and Roivant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“RSG”).

A. WHEREAS, RSG entered into a License Agreement with AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden and with offices at SE-431 83 Mölndal, Sweden (“AstraZeneca”) effective as of September 19, 2017 (the “AZ Agreement”), pursuant to which RSG received an exclusive license from AstraZeneca to research, develop, manufacture and commercialize certain products for all diagnostic, prophylactic and therapeutic uses in humans and animals;

B. WHEREAS, RSG and Roivant China Holdings Ltd. (formerly known as Sinovant Sciences Ltd., a Bermuda exempted limited company) (“SSL”), entered into that certain China and South Korea IP Purchase Agreement, dated February 14, 2018 (the “Sinovant Agreement”), pursuant to which RSG assigned all of its rights under the AZ Agreement to SSL relating to China, Hong Kong, Macau and Taiwan (“Greater China”) and the Republic of Korea and all territories thereof (“South Korea”, and together with Greater China, the “Reserved Territory”), as more specifically set forth therein., as more specifically set forth therein.

C. WHEREAS, SSL and its subsidiary, Sinovant Sciences HK Limited (“SinoHK”), entered that certain Intellectual Property License Agreement, dated March 16, 2018, pursuant to which SSL sublicensed to SinoHK, inter alia, its intellectual property rights under the Sinovant Agreement in The Reserved Territory;

D. WHEREAS, RSG desires to assign and transfer to DSG all of RSG’s rights and obligation under the AZ Agreement, as set forth below (which, for clarity, excludes the rights transferred to SSL pursuant to the Sinovant Agreement), and DSG desires to accept such assignment and transfer.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined in this Assignment and Assumption Agreement shall have the meanings given to such terms in the AZ Agreement.

2. Assignment; Reversion.

(a) Initial Assignment. RSG hereby grants, conveys, transfers and assigns to DSG and its successors and assigns, all of the rights, title and interests of RSG in and to (a) the AZ Agreement (including pursuant to the Transition Plan thereunder), excluding as it relates to any rights, title or interests that have, as of the Effective Date, been assigned, licensed, sublicensed by or on behalf of RSG to any Affiliate of RSG or any Third Party, whether directly or indirectly, to develop and commercialize any Licensed Product in the Reserved Territory, (b) any and all Licensee Patents, Licensee Know-How and any Improvements and all other intellectual property rights of RSG under the AZ Agreement, excluding any intellectual property rights that have, as of the Effective Date, been assigned, licensed, sublicensed by or on behalf of RSG to any Affiliate of RSG or any Third Party, whether directly or indirectly, to develop and commercialize any Licensed Product in the Reserved Territory and (c) any and all Regulatory Documentation for Licensed Compounds and Licensed Products in the Field in the Territory, excluding any Regulatory Documentation that has, as of the Effective Date, been assigned, licensed, sublicensed by or on behalf of RSG to any Affiliate or Third Party, whether directly or indirectly, to develop and commercialize any Licensed Product in the Reserved Territory (collectively, the “Assigned Assets”).

(b) Reversion; Additional Assignments to DSG. Without limiting Section 2(a), if RSG has granted to an Affiliate of RSG or any Third Party some or all of its rights in any country(ies) or administrative jurisdiction(s) in the Reserved Territory under the AZ Agreement as of the Effective Date, and the agreement with such Affiliate or such Third Party is modified or terminated following the Effective Date in a manner that causes a reversion of such rights under the AZ Agreement in such country(ies) or administrative jurisdiction(s) to RSG, then, RSG may exploit such rights in any such reverted country(ies) or administrative jurisdiction(s) on behalf of itself or may grant, transfer or otherwise convey such rights to an Affiliate of RSG, in either case, without further obligation to DSG hereunder. Notwithstanding the foregoing, upon any such reversion of rights to RSG, unless otherwise agreed in writing, RSG shall not grant, transfer or otherwise convey any of the reverted rights under the AZ Agreement for the exploitation of Licensed Products or Licensed Compounds in the Reserved Territory to any Third Party unless otherwise required by the Section 2.4 of the AZ Agreement. If RSG elects not to exploit such reverted rights under the AZ Agreement itself or through a grant, transfer or conveyance of rights to an Affiliate of RSG, then RSG shall and hereby does grant, convey, transfer and assign to DSG and its successors and assigns, all of the rights, title and interests of RSG in and to (i) the AZ Agreement, (ii) Licensee Patents, Licensee Know-How and any Improvements and (iii) any Regulatory Documentation for Licensed Compounds and Licensed Products in such reverted country or administrative jurisdiction in the Reserved Territory, in each case of (i)-(iii) to the extent reasonably possible without violating applicable law or any contractual agreement with any Third Party. Following such assignment, the ‘Assigned Assets’ shall automatically include those assets described in the foregoing sentence (i)-(iii), which, unless otherwise agreed will automatically be sublicensed by DSG back to RSG for use outside of dermatology pursuant to that certain Sublicense Agreement by and between DSG and RSG, dated as of the date hereof (the “Sublicense Agreement”). RSG shall promptly notify DSG of any termination of modification of any agreement with any Affiliate or Third Party involving the rights under the AZ Agreement in some or all of the Retained Territory and the Parties shall, on DSG’s request, meet in good faith to discuss such additional assignment of rights and any appropriate agreements or amendments to existing agreements required in connection with the same.

3. Assumption of Liabilities. DSG does hereby assume and agree to pay, perform, honor and discharge, as and when due, any obligations and liabilities that may arise under the AZ Agreement from the date hereof to the extent transferred to DSG under Section 2 above (the “Assumed Liabilities”).

4. Consideration; Payment. Concurrently with the execution of this Assignment and Assumption Agreement, DSG shall pay to RSG (to an account specified by RSG) an amount equal to two million U.S. dollars ($2,000,000), as consideration for the fair market value, as determined by an independent third party, of the assignment of the Assigned Assets and assumption of the Assumed Liabilities.

5. Indemnification. Subject to RSG’s obligation to indemnify DSG pursuant to Section 6.2(a) of the Sublicense Agreement, DSG shall indemnify, defend and hold RSG harmless from and against all liabilities, damages, expenses, losses, including reasonable legal expenses and attorneys’ fees, and any other expenses of any nature, resulting from (a) DSG’s exercise of rights and performance or non-performance of its duties or obligations under the AZ Agreement to the extent assumed under this Agreement and/or (b) any other AstraZeneca demand, claim, action, proceeding or liability after the date hereof (whether criminal or civil, in contract, tort or otherwise) against RSG arising or resulting from, or initiated under, the AZ Agreement (whether in reliance on joint and several liability described in Section 10.3 of the AZ Agreement or otherwise), except to the extent related to (i) any rights or obligations under the AZ Agreement that are sublicensed by DSG back to RSG pursuant to the Sublicense Agreement or (ii) the Reserved Territory or any of the rights or obligations under the AZ Agreement that were transferred pursuant to the Sinovant Agreement.

6. Reversion Right. In the event that (a) DSG ceases all Development of Licensed Compounds and Licensed Products in the Field in the Territory (or the funding thereof) with no plans to resume such Development (it being understood that the level of effort directed to such Development may change over time and may include reasonable periods where Development is temporarily de-prioritized or otherwise temporarily suspended), or (b) DSG notifies RSG in writing of its intention to proceed in the manner set forth in clause (a), then, RSG may elect to have all or part of the rights, title and interests granted to DSG pursuant to Section 2 of this Assignment and Assumption Agreement, together with any or all of the Licensee Patents and Licensee Know-How, Improvements, Regulatory Documentation, any licenses covering Third Party Patent Rights, and agreements with subcontractors for, and any or all other property or assets primarily relating to, the Licensed Compounds and Licensed Products in the Field in the Territory that DSG Controls as of such time, assigned to RSG and its successors and assigns and DSG shall complete such assignment within thirty (30) days of DSG’s receipt of written notice of such election from RSG. Concurrently with the assignment, RSG shall pay DSG (to an account specified by DSG) an amount intended to account for the fair market value of the transfer of such rights, as determined by an independent third party. If RSG elects to obtain such assignments, and solely to the extent permissible under the AZ Agreement, on DSG’s request, RSG and DSG shall work in good faith to ensure that DSG is provided with the benefit of any of the property and assets assigned to RSG under this Section 6 (whether through non-exclusive licenses or otherwise) to the extent necessary or reasonably useful for the research, development and commercialization of DSG’s or its Affiliates’ products (other than the Licensed Products and

Licensed Compounds). To the extent that RSG elects not to have assigned any of the foregoing items, DSG shall terminate, cancel, wind-down or otherwise cease to support such retained items after assignment, unless the retention of such property or assets is (i) not prohibited or inconsistent with the AZ Agreement, and (ii) necessary or reasonably useful for the research, development and commercialization of DSG’s or its Affiliates’ products (other than the Licensed Products or the Licensed Compounds). For the avoidance of doubt, the indemnification obligations set forth in Section 5 of this Assignment and Assumption Agreement shall continue in full force and effect in respect of all indemnifiable losses that arose prior to such assignment.

7. Successors and Assigns. This Assignment and Assumption Agreement shall bind and inure to the benefit of the respective successors and assigns of DSG and RSG.

8. Governing Law. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

9. No Third Party Rights. Nothing express or implied in this Assignment and Assumption Agreement is intended or shall be construed to confer on any person other than DSG and RSG any rights under this Assignment and Assumption Agreement.

10. Further Assurances. Each party hereto, upon the request of the other party hereto, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Assignment and Assumption Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Assignment and Assumption Agreement. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Assignment and Assumption Agreement.

11. Costs and Expenses. Each of the parties hereto shall pay its own costs and expenses incurred or to be incurred in negotiating, closing and executing all transactions contemplated by this Assignment and Assumption Agreement.

12. Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

13. Amendments and Waivers. The provisions of this Assignment and Assumption Agreement may be amended or waived only by an instrument in writing signed by DSG and RSG. Any waiver of any term or condition of this Assignment and Assumption Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

14. Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Assignment and Assumption Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first above written.

ROIVANT SCIENCES GMBH

By:	/s/ Sascha Bucher
Name:	Sascha Bucher
Its:	Roivant Sciences GmbH Sascha Bucher VP, Head of Global Transactions

DERMAVANT SCIENCES GMBH

By:	/s/ Ruben Masar
Name:	Ruben Masar
Its:	Secretary of the Board

[Signature Page to Assignment and Assumption Agreement for RVT-503]